DEFERRED INCOME PLAN FOR TEXTRON KEY EXECUTIVES

This Plan has been established for the benefit of certain
Textron Key Executives to secure their goodwill, loyalty and achievement and to attract to and retain in the employ of Textron Companies persons of outstanding competence.

This Plan as restated shall be effective from and after January 1, 1994, except as otherwise provided.

Article I - Definitions
     Whenever used in this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Beneficiary" means the person or persons entitled under this Plan to receive Plan benefits after a Participant's death.

     1.02 "Benefits Committee" means the Benefits Committee appointed by the Board.

     1.03 "Board" means the Board of Directors of Textron.

     1.04 "Compensation" means base salary, annual incentive compensation, cash distributions for performance units and performance share units under a long term incentive compensation plan, and any other item of gross salary from a Textron Company designated as Compensation under this Plan by the Benefits Committee or its designee.

     1.05 "Deferral Period" means for a Participant (1) any complete months remaining in the calendar year in which she becomes a Key Executive, and (2) each succeeding calendar year in which she is a Key Executive.

     1.06 "Deferred Income" means any Compensation the receipt of which is deferred under this Plan. "Automatic
Deferred Income" means amounts in excess of 100% of a Participant's annual incentive compensation target.
"Elective Deferred Income" means amounts elected by the Participant to be deferred under this Plan. "Discretionary
Deferred Income" means additional contributions made at Textron's discretion to any account maintained for a Participant under this Plan.

     1.07 "Determination Date" means the last day of each calendar month.

     1.08 "Interest" means interest computed under Article
III of this Plan.

     1.09 "Key Executive" means an employee of a Textron
Company who has been and continues to be designated as a Key
Executive under the Plan by the Chief Executive Officer and Chief Human Resources Officer of Textron.

     1.10 "Participant" means an employee who is participating or has participated in this Plan.

     1.11 "Participation Agreement" means an agreement in a form prescribed by the Benefits Committee or its designee, by which a Key Executive elects to defer the receipt of Compensation pursuant to this Plan.

     1.12 "Plan" means this Deferred Income Plan for Textron
Key Executives, as amended from time to time.

     1.13 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

     1.14 "Textron Company" means Textron or any company controlled by or under common control with Textron.

     1.15 "Textron Employment" means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

     1.16 "Total Disability" has the same meaning under this Plan as in the Textron Pension Plan with respect to any Participant at the date his Textron Employment ends.

Article II - Participation and Deferred Income
     2.01 A Key Executive may participate in this Plan for a Deferral Period by filing a Participation Agreement with the Benefits Committee or its designee within the time specified by that committee or designee.

     2.02 For any complete calendar months remaining in the calendar year in which a Participant becomes a Key
Executive, she may defer up to 100% of her Compensation otherwise payable during those months. For any subsequent
Deferral Period, a Participant may defer up to 25% of her base salary, and up to 100% of her Compensation other than base salary, otherwise payable during that period. (For purposes of this 25% limitation, "base salary" includes any base salary the receipt of which by the Participant is deferred under the Textron Savings Plan or this Plan.) A
Participant may not defer any Compensation which she has earned at the time she files her Participation Agreement relating thereto.

     2.03 The Benefits Committee may, at a Participant's request but in its sole discretion, suspend in whole or in part a Participant's commitment under any Participation Agreement for such time as it may deem necessary upon a finding that the Participant has suffered a financial hardship. For purposes of this Plan, a financial hardship shall include, but not be limited to, an unexpected need for cash arising from (1) an accident, illness or disability of,
(2) a casualty or theft loss suffered by, (3) the rendering of a judgment against, or (4) a sudden financial reversal or curtailment of income of a Participant or a family member or dependent, or (5) the transfer of a Participant to another place of employment.

     2.04 If at any time a Participant shall cease to be a Key Executive, his Participation Agreements and Deferral
Periods shall terminate at that time and no further Deferred
Income shall be withheld from his Compensation.

     2.05 No Deferred Income, Interest or dividends shall be payable to a Participant while he is employed by a Textron
Company.

     2.06 Textron shall withhold for taxes or other reasons as required by law.

Article III - Participant's Accounts, Interest, and Earnings 3.01(a) For record-keeping purposes only, Textron shall maintain a Moody's Account and a Stock Unit Account or an Interest Account for each Participant who has the receipt of Compensation deferred under this Plan.

     (b) Textron may in its sole discretion from time to time make additional contributions to any account maintained for a Participant. These additional contributions, if any, may be subject to a vesting schedule set by the Benefits Committee.

     (c) The existence of these accounts shall not require any segregation of assets.

     (d)  A Participant's right to receive Elective Deferred
Income shall always be nonfor-feitable.

      3.02 The Moody's Account shall reflect a Participant's investment in an interest-bearing account.

     (a) The Moody's Account shall be adjusted as of each Determination Date and shall consist of (1) the balance of the Account as of the immediately preceding Determination Date, (2) amounts of Deferred Income credited to the Account in the intervening month, and (3) Interest earned since the immediately preceding Determination Date based on one-twelfth of the applicable interest rate(s) described in Sections 3.03 or 3.04 on the average daily balance of the Account (or portion thereof) during the intervening month; reduced by (4) any distributions from the account (or portion thereof) during the intervening month.

     (b) The interest rates applicable to the Moody's
Account shall be the Moody's Rate and the Moody's Plus Rate.

     3.03 The Moody's Rate shall be the greater of (1) the average for the calendar month in which the applicable Determination Date falls of the Moody's Corporate Bond Yield Index as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee, or (2) eight percent per year.

     3.04(a) The Moody's Plus Rate applicable on a Determination Date to any portion of the Moody's Account which is attributable to Deferred Income deferred before 1988 shall be the greater of (1) the average described in clause (1) of Section 3.03, plus three percentage points, or
(2) eleven percent per year.

     (b) The Moody's Plus Rate applicable on a Determination Date to any portion of the Moody's Account which is not described in Section 3.04(a) shall be the greater of (1) the average described in clause (1) of Section 3.03, plus two percentage points, or (2) ten percent per year.

     3.05 The Stock Unit Account shall consist of stock units, which are fictional shares of Textron Common Stock, accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any distribution on account of this portion of Deferred Income.

     (a) Notwithstanding any Plan provision to the contrary, not less than 50% of elected Deferred Income in years after 1995 must be deferred to the Stock Unit Account.

     (b) Notwithstanding any Plan provision to the contrary, 100% of Automatic Deferred Income shall be deferred to the Stock Unit Account.

     3.06 The Stock Unit Account shall be adjusted as of each Determination Date and shall consist of the stock units
(1) in the account as of the immediately preceding Determination Date, (2) credited under Section 3.07 and 3.08 during the intervening month, and (3) credited under Section
3.09 during the intervening month.

     3.07(a) To the extent that a Participant puts Elective
Deferred Income in the Stock Unit Account, the amount initially credited to her Account shall equal 125% of such Compensation.

     (b) The amount in excess of 100% of the Elective
Deferred Income is the "Textron stock unit contribution." A
Participant's right to receive the Textron stock unit contribution, as adjusted under Section 3.09, shall become nonforfeitable according to this schedule:

     (1) 50% on December 31 of the calendar year in which that Elective Deferred Income otherwise would have been paid to him, but only if his Textron Employment continues on that December 31; and

     (2) the remaining 50% on the next December 31, but only if his Textron Employment continues on that next December
31.

     (c) A Participant's right to receive her Textron stock unit contribution shall be nonforfeitable in the event her Textron employment ends because of disability or death.

     (d) If a Participant's employment ends at a time she is eligible for an early or normal retirement benefit under a Textron salaried employees' pension plan, her Textron stock unit contribution shall be nonforfeitable according to the above schedule.

     3.08 Each month Textron shall credit stock units to a Participant's Stock Unit Account, equal in number to the number of shares of Textron Common Stock that were or could have been purchased at a price per share equal to the average price per share of Textron Common Stock contributed to the Textron Savings Plan as amended from time to time
(the "Savings Plan"), for that month or purchased by the Savings Plan during that month, with the amount credited to the Account for that month under 3.07(a).

     3.09 From time to time, Textron shall credit Stock
Units to a Participant's Stock Unit Account equal in number to the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant's Stock Unit Account as of that date, based on the average price per share of Textron Common Stock contributed to the Savings Plan for that month or purchased by the Savings Plan for that purpose during the month, if the Stock Units credited to that Account instead had been shares of Textron Common Stock.

     3.10 The number of Stock Units credited to a Participant's account under this Article III shall be adjusted, without receipt of any consideration by Textron, on account of any recapitalization, stock split, stock dividend or similar increase or decrease affecting Textron
Common Stock, as if the Stock Units were actually shares of Textron Common Stock.

     3.11 The Interest Account shall be established when the benefits relating to a Participant's Stock Unit Account become due to the Participant under Article IV. The Interest
Account shall earn interest at the Moody's Rate.

     (a) Any transfer made shall be made in cash and shall be in an amount equal to the product of (x) the "current value" of Textron Common Stock on the date on which the stock units are converted and transferred to the Interest
Account, times (y) the number of whole and fractional stock units which are nonforfeitable.

     (b) As used in the Plan, the current value of a share of Textron Common Stock on any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the ten trading days next following that date.

Article IV - Benefits
     4.01 If a Key Executive's Textron Employment ends other than by death or for less than acceptable performance (1) at or after age 62, or (2) as a result of Total Disability, the amount credited to his Moody's Account at the Moody's Plus Rate, and the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, each valued as of the Determination Date immediately following the date on which his Textron Employment ends, shall be distributed in accordance with Article V.

     4.02(a) If a Participant's Textron Employment ends because of death, the greater of (1) the amount credited to her Moody's Account (computed at the Moody's Plus Rate) and her Stock Unit Account as of the Determination Date immediately following her death, or (2) an amount equal to ten times the sum of her Deferred Income, if any, during the period of twelve complete calendar months ending with or immediately before her death shall be distributable to her Beneficiary pursuant to Article V. For the purposes of this
Section 4.02 only, any annual incentive compensation or cash distributions for performance units or performance share units which are deferred shall be deemed to have been deferred on March 1 of the year in which they otherwise would have been paid.
(b) Notwithstanding the foregoing Section 4.02(a), any annual incentive compensation or long-term incentive compensation that would otherwise be payable in 1993, but which was instead paid in 1992 and was deferred by the Participant, shall be deemed to have been deferred on March 1, 1993.

     4.03 If a Key Executive's Textron Employment ends other than as described in Section 4.01 or a Participant's Textron Employment ends other than as described in Section 4.02, the amount credited to his Moody's Account computed at the Moody's Rate (unless the Chief Executive Officer and Chief Human Resources Officer of Textron in their sole discretion approve computation at the Moody's Plus Rate) and the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, each valued as of the Determination Date immediately following the date on which his Textron Employment ends, shall be distributed in accordance with Article V.

     4.04 In the event of a Change in Control as defined in
Section 9.03, the amount credited to her Moody's Account
(computed at the Moody's Plus Rate) and the Stock Unit
Account (transferred immediately to an Interest Account) shall be distributed in accordance with Article V.

     4.05 Benefits shall be payable to a Participant or Beneficiary under only one Section of this Article IV.
Article V - Payment of Benefits
     5.01 The Benefits Committee or its designee shall choose in its sole discretion the methods in Section 5.02 by which benefits payable under Article IV shall be distributed, after considering any method of payment requested by the Participant or by the Beneficiaries entitled to receive the benefits.

     5.02 After benefits relating to a Participant's Moody's
Account and his Interest Account become payable under
Article IV, Textron, upon the written instructions of the Benefits Committee or its designee, shall distribute the benefits in accordance with any one of the following methods:

     (1) payment in a single sum; or

     (2) payment in a number of annual installments, each payable as soon as practicable after the end of each successive calendar year, over a period not exceeding the life expectancy of the payee or his primary Beneficiary (whichever is greater) determined as of the date on which the benefits first became payable. The annual installments shall be calculated in a manner which provides substantially equal annual installments, or shall be calculated each year by dividing the unpaid amount of the benefits as of January 1 of that year by the remaining number of unpaid installments; or

     (3) payment through a combination of the foregoing methods.

     5.03(a) Plan benefits payable under Section 5.02 shall begin to be paid not later than February 15 of the first calendar year which begins on or after the date on which (1) the final payment of the Participant's Compensation is scheduled to be made, or (2) the Participant attains or would have attained age sixty-five, whichever is later. Interest shall be credited as of each Determination Date on the unpaid balance of Plan benefits, based on the interest rates described in Section 3.03 or Section 3.10, as appropriate.

     (b) If Plan benefits are paid from a Moody's Account in accordance with Section 5.02(2) or 5.02(3), amounts (if any) described in Section 3.04(b) shall be paid before any amounts described in Section 3.04(a).

     5.04 Notwithstanding any Plan provision to the contrary, the amount then credited to the Moody's Account and Interest Account of each Key Executive shall become due and payable immediately upon a Change in Control as defined in Section 9.03.

Article VI - Beneficiaries
6.01 A Participant may designate one or more Beneficiaries to receive Plan benefits payable on the Participant's account after his death. A Beneficiary may designate one or more Beneficiaries to receive any unpaid Plan benefits to the extent this designation does not contravene any designation filed by the deceased Participant through whom the Beneficiary himself claims under this Plan.
Beneficiaries shall be designated only upon forms made available by or satisfactory to the Benefits Committee or its designee, and filed by the Participant or Beneficiary with that committee or designee.

     6.02 At any time prior to his death, a Participant or Beneficiary may change his own designation of Beneficiary by filing a substitute designation of Beneficiary with the Benefits Committee or its designee.

     6.03 In the absence of an effective designation of Beneficiary, or if all persons so designated shall have predeceased the Participant or shall have died before the complete distribution of Plan benefits, the balance of Plan benefits shall be paid to the Participant's surviving spouse or, if none, to the Participant's issue per stirpes or, if no issue, to the executor or administrator of the Participant's or Beneficiary's estate, or as otherwise determined by the Benefits Committee in its sole discretion.

     6.04 If a Participant's Compensation or a Plan benefit is community property, any designation of Beneficiary shall be valid or effective only as permitted under applicable law.

     6.05 If a Plan benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Benefits Committee may require proof of incompetency, minority, incapacity or guardianship as it deems appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such benefit.

Article VII - Unfunded Plan
     7.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

     7.02 This Plan is intended to provide benefits for a select group of management employees who are highly compensated, pursuant to Section 110 of the Employee
Retirement Income Security Act of 1974, as amended
("ERISA"), and Labor Department Regulations Section 2520.104-
23.

Article VIII - Plan Administration
     8.01 Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the respective provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 8.04, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.

     8.02 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

     8.03 Textron may require proof of the death or Total
Disability of any Participant, former Participant or Beneficiary and evidence of the right of any person to receive any Plan benefit.

     8.04 Claims under this Plan shall be filed with Textron on its prescribed forms. If a claim is denied, wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor, and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of her claim, she or her authorized representative shall submit to Textron within 90 days after her claim has been denied a written request for a hearing. Such claimant or her authorized representative may then review pertinent documents and submit issues and comments in writing. Textron shall schedule an opportunity for a full and fair hearing of the issue within the next 60 days. Within 60 days after the hearing, Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

     8.05 Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

Article IX - Miscellaneous
     9.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     9.02 No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

     9.03 The Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

     (1) shall reduce the amount credited to any Moody's
Account, Stock Unit Account or Interest Account immediately before the effective date of the amendment, modification, suspension or termination; or

     (2) shall be made to Article V or this Section 9.03 following a Change in Control.
If after a Change in Control any claim is made or any litigation is brought by a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or Beneficiary for the Participant's or Beneficiary's reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or Beneficiary.
For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Textron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     9.04 This Plan shall be construed in accordance with the laws of the State of Delaware.

     9.05 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

     9.06 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated Plan to be executed by its duly authorized officer to be effective as of January 1, 1994.

                         TEXTRON INC.


                    By:  /s/William F. Wayland
                         William F. Wayland
                         Executive Vice President
                         Administration and
                         Chief Human Resources Officer

          Date: November 27, 1995